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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.    *)
                                              -----

                             PERVASIVE SOFTWARE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    715710109
                             -----------------------
                                 (CUSIP Number)


                                 March 28, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        /X/   Rule 13d-1(b)

        / /   Rule 13d-1(c)

        / /   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENT VALID OMB CONTROL NUMBER.

CUSIP No.  715710109
           ---------
-------------------------------------------------------------------------------
 (1) Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Firsthand Capital Management, Inc.
     EIN: 77-0449623
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     California
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     200,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  200,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     200,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     1.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IA, CO
-------------------------------------------------------------------------------

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CUSIP No. 715710109
          ---------

-------------------------------------------------------------------------------
 (1) Name of Reporting Persons.

     Firsthand Funds on behalf of its series, as follows:

              Technology Value Fund
              Technology Leaders Fund
              Technology Innovators Fund
              The Communications Fund
              The e-Commerce Fund
              Global Technology Fund
              Firsthand Aggressive Growth Fund
              Firsthand Core Growth Fund

     I.R.S. Identification Nos. of above persons (entities only).

              77-6100553
              31-1576988
              77-0484956
              77-0522622
              77-0522623
              06-1588825
              06-1635819
              06-1628702

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only
-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       200,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    200,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     200,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IV
-------------------------------------------------------------------------------

CUSIP No. 715710109
          ---------

-------------------------------------------------------------------------------
 (1) Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Landis, Kevin Michael

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       200,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    200,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     200,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     1.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     HC (Control Person), IN
-------------------------------------------------------------------------------

ITEM 1.

   (a)    Name of Issuer

          Pervasive Software Inc.
          ---------------------------------------------------------------------

   (b)    Address of Issuer's Principal Executive Offices

          12365 Riata Trace Parkway
          Austin, TX  78727
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          (i)    Firsthand Capital Management, Inc. ("FCM")
          (ii)   Firsthand Funds ("Firsthand")
          (iii)  Kevin Michael Landis ("Landis")
          ---------------------------------------------------------------------


    (b)   Address of Principal Business office or, if None, Residence

          (i)    125 South Market, Suite 1200, San Jose, CA  95113
          ---------------------------------------------------------------------

    (c)   Citizenship

          (i)      FCM: California
          (ii)     Firsthand: Delaware
          (iii)    Landis: United States
          ---------------------------------------------------------------------

    (d)   Title of Class of Securities

          Common stock
          ---------------------------------------------------------------------

    (e)   CUSIP Number

          715710109
          ---------------------------------------------------------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) /X/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /X/ An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(ii)(F).

    (g) /X/ A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group in accordance with section 240.13d-1(b)(ii)(J).

    This statement is filed by FCM, an investment adviser registered under the Investment Advisers Act of 1940, as amended, its control person Landis, and Firsthand, an investment company registered under the Investment Company Act of 1940, as amended. (See, also, Exhibit A.)

ITEM 4.  OWNERSHIP

    Common stock:

    (a) Amount Beneficially Owned:
        200,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        1.2%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the joint filers have:

          (i) sole power to vote or to direct the vote
              200,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              200,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Exhibit A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                       SIGNATURE
Dated: 04/05/2002                      FIRSTHAND CAPITAL MANAGEMENT, INC.


                                                 /s/ Kevin M. Landis
                                       ----------------------------------------
                                       Kevin M. Landis, President


                                       FIRSTHAND FUNDS

                                                 /s/ Kevin M. Landis
                                       ----------------------------------------
                                       Kevin M. Landis, Trustee


                                                 /s/ Kevin M. Landis
                                       ----------------------------------------
                                       Kevin M. Landis, Control Person

EXHIBIT A


            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

                         NAME                                              CLASSIFICATION
                         ----                                              --------------
Firsthand Capital Management, Inc. ("FCM")                  Investment adviser registered under the Investment
                                                            Advisers Act of 1940, as amended.
Firsthand Funds on behalf of its series, as follows
("Firsthand"):                                              Investment company registered under the
Technology Value Fund                                       Investment Company Act of 1940, as amended.
Technology Leaders Fund
Technology Innovators Fund
The Communications Fund
The e-Commerce Fund
Global Technology Fund
Firsthand Aggressive Growth Fund
Firsthand Core Growth Fund

Kevin Michael Landis                                        A control person of FCM and Firsthand.

EXHIBIT B

                  JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1


This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


                                         SIGNATURE

Dated:  04/05/2002                       FIRSTHAND CAPITAL MANAGEMENT, INC.


                                           /s/ Kevin M. Landis
                                         ----------------------------------
                                         Kevin M. Landis, President


                                         FIRSTHAND FUNDS


                                           /s/ Kevin M. Landis
                                         ----------------------------------
                                         Kevin M. Landis, Trustee



                                           /s/ Kevin M. Landis
                                         ----------------------------------
                                         Kevin M. Landis, Control Person

EXHIBIT C


                       DISCLAIMER OF BENEFICIAL OWNERSHIP


Pervasive Software Inc.
Common Stock
200,000 Shares


Kevin Michael Landis disclaims beneficial ownership as to all shares beneficially owned for Section 13(g) filing purposes by Firsthand Capital Management, Inc., as an investment adviser, and Firsthand Funds.